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                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-effective Amendment No. 1 to the Registration Statement on Form S-8 No. 333-3962 pertaining to the Preferred Networks, Inc. 1992 Stock Option Plan, the Preferred Networks, Inc. 1994 Stock Option Plan, and the Preferred Networks, Inc. 1995 Stock Option Plan of our report dated April 14, 1997, with respect to the consolidated financial statements and schedule of Preferred Networks, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                        ----------------------------
                                              Ernst & Young LLP
Atlanta, Georgia
August 6, 1997